UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2016 (May 17, 2016)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:
This Amendment No. 1 to Current Report on Form 8-K/A is filed to amend the Current Report on Form 8-K filed on May 20, 2016, reporting that the Company was not in compliance with NASDAQ Marketplace Rule 5550(b)(1) (the "Original Report"), in order to provide an update to the disclosures in the Original Report that, as of October 18, 2016, the Company has regained compliance with NASDAQ Marketplace Rule 5550(b)(1) as discussed in the second paragraph under Item 3.01 below.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On May 17, 2016, Magellan Petroleum Corporation (the “Company”) received a letter from the Listing Qualifications Department of the NASDAQ Stock Market (“NASDAQ”) indicating that the Company’s stockholders’ equity as reported in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2016 did not meet the minimum $2.5 million required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Stock Market Rule 5550(b)(1). Pursuant to the letter, the Company was provided with 45 calendar days, or until July 1, 2016, in which to submit a plan to the NASDAQ to regain compliance. After the Company submitted a plan to the NASDAQ Stock Market to regain compliance, on July 29, 2016, the Company received a letter from NASDAQ indicating that it had determined to grant the Company an extension until October 14, 2016 to regain compliance with Rule 5500(b)(1).
On October 18, 2016, the Company received a letter from NASDAQ notifying the Company that based on the Form 10-K for the fiscal year ended June 30, 2016, filed on September 14, 2016, which included a pro forma consolidated balance sheet evidencing stockholders' equity of $3.7 million, NASDAQ had determined that the Company complies with Rule 5500(b)(1). The letter also indicated that if the Company fails to evidence compliance upon the filing of its next periodic report, it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ Antoine J. Lafargue
Antoine J. Lafargue, President and Chief Executive Officer
(as Principal Executive Officer)

October 20, 2016